State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 08/25/2016
FILED 10:31 AM 08/25/2016
SR 20165522713 - File Number 4475571

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

BlackStar Enterprise Group, Inc.

corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is BlackStar Enterprise Group, Inc. old name "BlackStar Energy Group, Inc."
2. That a Certificate of Amendment

   (Title of Certificate Being Corrected)

   was filed by the Secretary of State of Delaware on July 14, 2016 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

   The Shareholders consent under Section 228 was defective
4. the Certificate is corrected to read as follows:

   The Certificate of Amendment is rendered null and void.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 23 day of August A.D. 2016

By: [signature]
Authorized Officer

Name: Joseph E Kurczodyna
Print or Type

Title: CFO